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                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  March 22, 2001


                            NBC Capital Corporation
              (Exact Name of Registrant as Specified in Charter)


          Mississippi                  0-12885               64-0694755
(State or Other Jurisdiction         (Commission            (IRS Employer
       of Incorporation)             File Number)        Identification No.)


   NBC Plaza, Starkville, Mississippi                              39759
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code     (601) 343-1341


         ------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5. OTHER EVENTS

     On March 22, 2001, NBC Capital Corporation issued the following press release:


Contact:  Richard T. Haston        For Immediate Release
662-324-4258


               NBC CAPITAL REPURCHASES 13.6% OF OUTSTANDING STOCK

STARKVILLE, Miss. - (March 22, 2001) - NBC Capital Corporation (AMEX: NBY), the holding company for National Bank of Commerce, today announced that it repurchased 976,676 shares of its common stock, or 13.6% of NBC's outstanding shares, for approximately $24.5 million. The block of stock was purchased from Sarah S. Prude and James R. Prude, directors of the Corporation, and related interests controlled by them.

"This stock purchase represents an excellent value for shareholders based on the current price of NBC's stock, our outlook for continued growth and our strong market position," stated Lewis F. Mallory, Jr., Chairman and Chief Executive Officer of NBC Capital Corporation. "The repurchase also has the effect of absorbing excess capital of NBC and positioning our equity to assets ratio to more advantageous levels in line with our peers. We want to take this opportunity to thank Sally and James Prude, and the members of their family, for their many contributions and years of devoted service to NBC and their counsel as Board members," concluded Mallory.

The 976,676 shares represent the single largest block of stock controlled by any related group of shareholders. NBC financed the stock purchase through borrowings from the Federal Home Loan Bank. If this transaction had occurred at the beginning of 2000 and the costs of borrowings were included in the Corporation's results, NBC's earnings per share would have increased almost 9% to $2.13, up from $1.96 per share as reported, and return on average shareholder equity would have increased to 13.8%, up from the reported 12.2%. NBC's equity to assets ratio would have been 9.5% compared with the reported 11.9% and book value per share would have declined to $15.44 compared with the reported $16.74 per share. Management believes that the dilutive effect on book value per share will be recovered within two years and that the transaction is very positive for the remaining shareholders of NBC.

ABOUT NBC CAPITAL CORPORATION

NBC Capital Corporation is a billion dollar bank holding company providing full service banking and financial services, including trust services, insurance, mortgage services and investment products in north central Mississippi and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the tickler symbol of NBY.
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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This current report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are based on numerous assumptions (some of which may prove to be incorrect) and are subject to risks and uncertainties which could cause the actual results to differ materially from the Company's expectations. Forward-looking statements have been and will be made in written documents and oral presentations of the Company. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in the Company's documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, increased competition, regulatory factors, economic conditions, changing interest rates, changing market conditions, availability or cost of capital, employee workforce factors, cost and other effects of legal and administrative proceedings, and changes in federal, state or local legislature requirements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

ITEM 7.   EXHIBITS

99.1 Stock Purchase Agreement dated as of March 22, 2001 by and between NBC Capital Corporation, on the one hand, and Aries 26, L.L.C., Scribner Equipment Company, The Robert M. and Sarah P. Leinweber Trust, Prude Interests, Ltd., Sarah Scribner Prude and James R. Prude, on the other hand.

99.2 Agreement to Purchase and Sell Stock dated as of March 22, 2001 by and between NBC Capital Corporation, on the one hand, and Ronald I. Loeb, in his capacity as the Executor of the Estate of J.R. Scribner, Jr., on the other hand.
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                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              NBC CAPITAL CORPORATION


                              By:   /s/ Richard T. Haston
                                 ----------------------------------------
                                    Richard T. Haston
                                    Executive Vice President,
                                    Chief Financial Officer and Treasurer

Dated:  April 5, 2001